FOR IMMEDIATE RELEASE
Date: Contact:	August 9, 2007 Jeanne Delaney Hubbard 202.772.3747

ABIGAIL ADAMS NATIONAL BANCORP, INC. ANNOUNCES
SECOND QUARTER RESULTS

Washington, DC – Abigail Adams National Bancorp, Inc. (NASDAQ: AANB) today reported second quarter earnings and year-to-date results for the period ended June 30, 2007. Earnings for the second quarter 2007 were $711,000 or $0.21 per diluted share compared to $788,000 or $0.23 per diluted share for the same quarter in 2006. Earnings for the first six months of 2007 were $1,393,000 or $0.40 per diluted share, compared to $1,441,000 or $0.42 per diluted share for the same period in 2006. Although net interest income increased for both the second quarter and year-to-date period, the decrease in earnings was due to a decrease in noninterest income combined with an increase in noninterest expense.

Net interest income for the second quarter of 2007 totaled $4,199,000, an increase of $224,000 or 5.64% over the same period in 2006. This increase, however, was offset by a $153,000 or 28.07% decrease in noninterest income, compared to the second quarter 2006, due to a $153,000 decrease in the gain on sale of loans. Noninterest expense was $3,351,000, an increase of $212,000, compared to the second quarter of 2006, due to an increase in data processing expense and professional fees.

Net interest income for the first half of 2007 was $8,422,000, an increase of $578,000 or 7.37% over the first half of 2006. As a consequence of the strong loan growth, the provision for loan losses increased $35,000 compared to 2006. Noninterest income totaled $802,000, a decrease of $226,000 or 21.98%, compared to the first half of 2006 and was attributed primarily to a $181,000 decrease in the gain on sale of loans. Noninterest expense totaled $6,759,000, an increase of $398,000 or 6.26%, compared to the same period in 2006, due to an increase in data processing expense, professional fees, and occupancy expense. The increase in data processing expense was attributable to system conversion expenses and associated hardware and software costs.

Total assets for the period ended June 30, 2007 were $459,345,000, reflecting strong growth of $87,256,000 or 23.45% from June 30, 2006. Loans were $320,319,000, a $47,520,000 or 17.42% growth from the same period in 2006. Short-term investments totaled $43,578,000, an increase of $32,916,000 or 309%, compared to June 30, 2006, due to an increase in deposits in the second quarter of 2007.

Deposits for the period ended June 30, 2007 were $406,960,000, compared to $303,480,000 for the same period in 2006, an increase of $103,480,000 or 34.10%. The strong deposit growth was attributable to a marketing program started in the third quarter of 2006 and to growth in governmental deposits.

Nonperforming assets increased this year to 1.47% of assets, compared to 0.45% for the same period in 2006. The increase was predominantly due to one large construction loan totaling $4.3 million with a collateral deficiency, which the Company expects to be resolved by the end of the third quarter. In general, asset quality remains strong. The allowance for loan and lease losses remains adequate at 1.43% of loans.

Jeanne D. Hubbard, President and CEO, said, “While we are pleased with our continued strong growth in the markets where we do business, our banks, like most other community banks, find the current rate environment challenging. We continue to experience intense competition for deposit and loan accounts and the continued compression of our margins that this type of competition brings. We continue to position our banks to provide the banking solutions to satisfy our customers’ needs in each of our markets.”

During the second quarter 2007, our Consolidated Bank & Trust (CB&T) affiliate with offices in Richmond and Hampton, VA, converted data processing systems and incurred additional conversion-related data processing expenses. In the third quarter, CB&T will introduce expanded products and services made available as a result of this conversion. This affiliate has also begun a marketing effort to introduce these and other banking services to its market areas.

Abigail Adams National Bancorp is a two-bank holding company, majority owned and operated by women. The Company is focused on serving the financial needs of minorities, women, small to mid-sized businesses, and not-for-profit organizations in the Washington, DC and Richmond, VA metropolitan areas. All information for the period ended June 30, 2007 has been derived from unaudited financial information.

Statements contained in this press release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended) which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and involves a number of risks and uncertainties, some of which have been set forth in the Company’s most recent annual reports on Form 10-K, which disclosures are incorporated by reference herein. The fact that there are various risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

SOURCE: Abigail Adams National Bancorp
ATTACHMENT:	Selected Financial Data

Abigail Adams National Bancorp, Inc. & Subsidiaries
Selected Financial Data
June 30, 2007 and 2006
(Unaudited)
(In thousands, except per share data)

	Three Months Ended:		Six Months Ended:
	6/30/07	6/30/06	6/30/07	6/30/06
INCOME STATEMENT:
Interest income	$7,619	$6,187	$14,966	$11,854
Interest expense	3,420	2,212	6,544	4,010

Net interest income	4,199	3,975	8,422	7,844

Provision for loan losses	75	75	160	125
Net interest income after provision for loan losses	4,124	3,900	8,262	7,719

Noninterest income	392	545	802	1,028
Noninterest expense	3,351	3,139	6,759	6,361

Income before taxes	1,165	1,306	2,305	2,386
Provision for income tax expense	454	518	912	945

Net income	$711	$788	$1,393	$1,441

PER SHARE DATA:
Basic earnings per share	$0.21	$0.23	$0.40	$0.42
Diluted earnings per share	$0.21	$0.23	$0.40	$0.42
Dividends paid on common shares	$0.13	$0.13	$0.25	$0.25
Average shares outstanding – Basic	3,462,146	3,462,129	3,461,973	3,462,129
Average shares outstanding – Diluted	3,465,980	3,466,059	3,465,860	3,466,092
CONSOLIDATED BALANCE SHEET:
Assets:
Cash & due from banks			$15,754	$13,040
Short-term investments			43,578	10,662
Investment securities			71,452	68,205
Loans, gross			320,319	272,799
Allowance for loan losses			(4,569)	(4,673)
Other assets			12,811	12,056

Total assets			$459,345	$372,089

Liabilities:
Deposits			$406,960	$303,480
Short-term borrowings			2,267	27,102
Long-term borrowings			15,821	10,752
Accrued expenses & other liabilities			3,848	2,411

Total liabilities			428,896	343,745

Stockholders’ equity:
Capital stock			35	35
Surplus			25,127	24,865
Retained earnings			5,287	3,444

Total stockholders’ equity			30,449	28,344

Total liabilities & stockholders’ equity			$459,345	$372,089

PERFORMANCE RATIOS:
Book value per share			$8.79	$8.19
Return on average assets	0.65%	0.87%	0.66%	0.81%
Return on average stockholders’ equity	9.30%	11.16%	9.19%	10.27%
Net interest margin	3.99%	4.61%	4.16%	4.67%
Efficiency ratio	72.99%	69.45%	73.28%	71.70%
Ratio of nonperforming assets to total assets			1.47%	0.45%
Allowance for loan losses to loans			1.43%	1.71%
Allowance for loan losses to nonperforming assets			68%	279%